Exhibit 99.1

WORCESTER, Mass., August 8, 2011 -

The Hanover Insurance Group Reports

Second Quarter Results

•	Net loss of $31.8 million, or $0.70 per diluted share

•	Segment loss after tax of $38.1 million, or $0.84 per diluted share(1)

•	Combined ratio of 113.3%; ex-catastrophe combined ratio(2) of 93.0%

•

Net premiums written of $815.4 million, 1.7% higher than the prior-year quarter, driven by a 3.6% growth in Commercial Lines; net premiums written of $1,565.3 million for the first six months of 2011, 2.5% higher than in the same period last year, driven by a 6.1% growth in Commercial Lines

•	Book value per share of $54.96 at June 30, 2011, an increase of 4.5% from June 30, 2010 and 0.4% from December 31, 2010

Financial Highlights

In millions, except per share amounts	Quarter ended June 30		Six months ended June 30
	2011	2010	2011	2010
Net premiums written	$815.4	$802.0	$1,565.3	$1,527.2
Segment income (loss) after taxes(1)	(38.1)	1.8	(12.1)	33.8
per diluted share(3)	(0.84)	0.04	(0.27)	0.72
Net income (loss)	(31.8)	2.3	(2.5)	44.1
per diluted share(3)	(0.70)	0.05	(0.06)	0.94
Book value per share	$54.96	$52.61	$54.96	$52.61
Weighted average shares outstanding(3)	45.4	45.5	45.4	46.8
Shares outstanding	45.2	44.7	45.2	44.7

(1)	Segment income after taxes and segment income after taxes per diluted share are non-GAAP measures. The reconciliation of these measures to the closest GAAP measure, income from continuing operations and income from continuing operations per diluted share, is provided on page 12 of this press release.
(2)	Ex-catastrophe combined ratio is a non-GAAP measure. The combined ratio (which includes catastrophe losses) is the closest GAAP measure.
(3)	Weighted average shares outstanding and per diluted share amounts in 2011 exclude common stock equivalents, as the impact of these instruments was anti-dilutive.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported a net loss of $31.8 million, or $0.70 per share, for the second quarter of 2011, driven by $103.4 million in catastrophe losses after tax, or $2.27 per diluted share. The company reported net income of $2.3 million, or $0.05 per share, in the second quarter of 2010.

Segment loss before interest expense and taxes(1) was $46.8 million in the second quarter of 2011, compared to segment income of $14.6 million in the second quarter of the prior year. The pre-tax net impact of catastrophes was $156.7 million in the second quarter of 2011, compared to $85.0 million in the second quarter of 2010.

“An unprecedented number of tornadoes and extreme weather in the U.S. resulted in a net loss for our company this quarter,” said Frederick H. Eppinger, chief executive officer at The Hanover. “We recognize the toll these catastrophes have taken on our policyholders. Our claims organization is committed to delivering exceptional claims service and helping our partners and their customers through these events.

“Our underwriting results, excluding catastrophe losses, continued to generate improved results driven by more favorable accident year loss ratios, coupled with an improved expense ratio in our Commercial Lines business. We are making good progress on our targeted and disciplined growth strategy, which continues to drive a better business mix and improved retention; and we are establishing a strong pipeline of profitable growth opportunities going forward. Additionally, we have started to see some positive trends in the marketplace, providing additional confidence in our continued improvement.

“We have now successfully completed the Chaucer acquisition and are well along on our integration efforts,” he said. “This transaction will prove to be an important milestone in our journey to build a world class property and casualty insurance company with a strong specialty focus.

“Our overall capital position remains strong. Book value per share was $54.96 at quarter-end, which compares with $52.61 a year ago.”

(1)	Segment loss before interest expenses and taxes is a non-GAAP measure. The reconciliation of this measure to the closest GAAP measure, income from continuing operations, is provided on page 12 of this press release.

The following table provides the components of segment income (loss) after taxes(1):

$ in millions, except per share amounts	Quarter ended June 30		Six months ended June 30
	2011	2010	2011	2010
Pre-tax segment income (loss):
Commercial Lines	$(24.7)	$16.9	$(6.3)	$39.7
Personal Lines	(22.9)	(3.5)	7.2	31.0
Other Property and Casualty	0.8	1.2	2.1	1.6

Total Property & Casualty	(46.8)	14.6	3.0	72.3
Interest expense on debt	(10.8)	(11.7)	(21.2)	(21.0)

Pre-tax segment income (loss)	(57.6)	2.9	(18.2)	51.3
Federal income tax benefit (expense)	19.5	(1.1)	6.1	(17.5)

Segment income (loss) after taxes	$(38.1)	$1.8	$(12.1)	$33.8

Per diluted share(2)	$(0.84)	$0.04	$(0.27)	$0.72

(1)	Total property & casualty, pre-tax segment income (loss) and segment income (loss) after taxes (and per share) are non-GAAP measures. See reconciliations to income from continuing operations, the closest GAAP measure, provided on page 12 of this press release.
(2)	Weighted average shares outstanding and per diluted share amounts in 2011 exclude common stock equivalents, as the impact of these instruments was anti-dilutive.

Segment Highlights

Commercial Lines

Commercial Lines pre-tax segment loss was $24.7 million in the second quarter of 2011, compared to pre-tax segment income of $16.9 million in the second quarter of 2010. The Commercial Lines GAAP combined ratio was 114.3% in the second quarter of 2011, compared to 104.7% in the prior-year quarter. Catastrophe-related losses were $77.1 million, or 18.9 points, of the second quarter combined ratio in 2011, compared to $25.7 million, or 7.8 points, in the prior-year quarter. Commercial Lines pre-tax segment income, excluding catastrophes, increased to $52.4 million in the second quarter of 2011, compared to $42.6 million in the prior-year quarter.

Commercial Lines accident year results, excluding catastrophes, improved compared to the prior-year quarter, driven by a lower expense ratio due to higher earned premiums. This was partially offset by higher loss adjustment expenses (LAE), primarily in the Other Commercial Lines segment.

Favorable development of prior-year loss and LAE reserves was $9.3 million in the second quarter of 2011, compared to $11.6 million in the second quarter of 2010, representing 2.3 points and 3.5 points of the Commercial Lines combined ratio, respectively.

The following table summarizes the components of the GAAP combined ratio in Commercial Lines:

	Quarter ended June 30		Six months ended June 30
	2011	2010	2011	2010
Current accident year loss and LAE ratio, excluding catastrophe losses	58.9%	57.8%	59.9%	59.1%
Prior-year favorable reserve development	(2.3)%	(3.5)%	(2.9)%	(5.4)%
Catastrophe losses	18.9%	7.8%	12.9%	7.0%

Total loss and LAE	75.5%	62.1%	69.9%	60.7%
Expense ratio(1)	38.8%	42.6%	39.2%	43.0%

Combined ratio	114.3%	104.7%	109.1%	103.7%

Combined ratio, excluding catastrophe losses	95.4%	96.9%	96.2%	96.7%
Current accident year combined ratio, excluding catastrophe losses	97.7%	100.4%	99.1%	102.1%

(1)	The expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

Net premiums written were $440.5 million in the second quarter of 2011, up 3.6% from the second quarter of 2010, primarily driven by continued growth in specialty businesses.

Personal Lines

Personal Lines pre-tax segment loss was $22.9 million in the second quarter of 2011, compared to a pre-tax segment loss of $3.5 million in the prior-year quarter. The Personal Lines GAAP combined ratio was 112.2% in the current quarter, compared to 107.5% in the prior-year quarter. Catastrophe-related losses were $79.6 million, or 22.0 points of the second quarter combined ratio in 2011, compared to $59.3 million, or 16.1 points, in the prior-year quarter. Personal Lines pre-tax segment income, excluding catastrophes, increased modestly to $56.7 million in the second quarter of 2011, compared to $55.8 million in the prior-year quarter.

Segment income in the current quarter benefited primarily from lower current accident year losses, as well as lower underwriting expenses, driven by a reduction in performance-based compensation expenses. This was partially offset by lower favorable development of prior-year loss and LAE reserves.

The current accident year loss and LAE ratio, excluding catastrophes, was lower in the second quarter of 2011 than in the prior-year quarter, driven by continuing price increases in excess of loss trends in the auto line.

Favorable development of prior-year loss and LAE reserves was $5.9 million in the second quarter of 2011, compared to $12.6 million in the second quarter of 2010, representing 1.6 points and 3.4 points of the Personal Lines combined ratio, respectively.

The following table summarizes the components of the GAAP combined ratio in Personal Lines:

	Quarter ended June 30		Six months ended June 30
	2011	2010	2011	2010
Current accident year loss and LAE ratio, excluding catastrophes losses	65.0%	67.1%	66.6%	68.1%
Prior-year favorable reserve development	(1.6)%	(3.4)%	(2.8)%	(3.7)%
Catastrophe losses	22.0%	16.1%	14.1%	10.2%

Total loss and LAE	85.4%	79.8%	77.9%	74.6%
Expense ratio(1)	26.8%	27.7%	27.0%	27.8%

Combined ratio	112.2%	107.5%	104.9%	102.4%

Combined ratio, excluding catastrophe losses	90.2%	91.4%	90.8%	92.2%
Current accident year combined ratio, excluding catastrophes losses	91.8%	94.8%	93.6%	95.9%

(1)	The expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

Net premiums written were $374.6 million in the second quarter of 2011, compared to $376.9 million in the second quarter of 2010, a decline of 0.6%, driven by planned activities in Louisiana and Florida, as well as lower policies in force due to margin improvement actions. This was partially offset by higher rates in both the auto and homeowners lines, and increased premiums in growth states.

Non-Segment Income

Included in non-segment income in the second quarter of 2011 were transaction expenses of $11.1 million, primarily related to Chaucer Holdings PLC. Also reflected in the results this quarter was a loss of $4.7 million on a foreign exchange forward contract that the company used in connection with the Chaucer acquisition.

Investments

The Company held $5.6 billion in cash and investment assets at June 30, 2011. Fixed maturities and cash represented 96% of the investment portfolio. Approximately 93% of the fixed maturity portfolio was rated investment grade. Net unrealized investment gains on the portfolio increased $39.1 million in the second quarter, for a total increase of $41.4 million for the first six months of 2011, to $251.1 million at June 30, 2011.

Net investment income was $61.0 million for the second quarter of 2011 compared to $61.8 million in the same period of 2010. The decline in 2011 is primarily due to the impact of lower new money yields on fixed maturities. The average pre-tax earned yield on fixed maturities was 5.35% and 5.51% for the second quarters of 2011 and 2010, respectively.

In the second quarter of 2011, the company recognized net realized investment gains of $13.4 million, which included gains of $14.2 million from sales of fixed maturities, partially offset by impairment charges of $0.8 million. In the second quarter of 2010, the company recognized net realized investment gains of $0.2 million, which included gains of $3.6 million, primarily from sales of fixed maturities, partially offset by impairments of $3.4 million.

Book Value and Other Items

The following exhibit provides a roll forward of book value for the quarter ended June 30, 2011:

	Quarter ended June 30		Six months ended June 30
$ in millions, except per share	$ Amount	$ Per diluted share	$ Amount	$ Per diluted share
Beginning of Period Book Value	$2,488.7	$55.06	$2,460.5	$54.74
Net Income (Loss)
Continuing Operations	(32.4)	(0.71)	(4.5)	(0.10)
Discontinued Operations	0.6	0.01	2.0	0.04
Change in AOCI(1), net of tax
Change in Pension and Postretirement Related Benefits	1.6	0.04	3.3	0.07
Change in Net Unrealized Investment Gains	35.9	0.79	42.5	0.94
Dividends to Shareholders	(12.5)	(0.28)	(25.0)	(0.55)
Common Stock Activity(2)	3.1	—	6.2	—
Common Stock Net Activity, per share	—	0.05	—	(0.18)

End of Period Book Value	$2,485.0	$54.96	$2,485.0	$54.96

(1)	Accumulated other comprehensive income.
(2)	Primarily exercise of employee stock options and vesting of restricted stock.

At June 30, 2011, book value per share was $54.96, an increase of approximately 0.4% from December 31, 2010.

Chaucer Acquisition

On July 1, 2011, the Company closed the previously announced acquisition of Chaucer Holdings PLC.

In accordance with the implementation agreement, The Hanover paid consideration to Chaucer shareholders on July 14, 2011. Total consideration of $468.2 million, which included $455.0 million in cash and $13.2 million in the form of loan notes, in lieu of cash, to certain Chaucer shareholders selecting that form of payment. In addition, the company realized a loss on a related foreign exchange forward contract of $11.3 million, of which $4.7 million was recognized as of June 30, 2011 and the remaining $6.6 million will be recognized in the third quarter of 2011. The loss on the contract was due to a decrease in the exchange rate between the Great Britain Pound (“GBP”) and the U.S. Dollar, and was more than offset by the lower U.S. dollars required to meeting the GBP-based purchase price. Finally, the company incurred advisory, legal and other expenses related to this acquisition in the amount of $11.0 million, of which $8.3 million was recorded in the second quarter of 2011, and the remaining $2.7 million was recognized in the first quarter 2011 results.

The Hanover’s second quarter earnings do not include any operating results for Chaucer, since the acquisition was completed after the end of the second quarter.

The company did not repurchase stock in the second quarter 2011 and has approximately $157 million remaining capacity under its share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its second quarter results on Tuesday, August 9, 2011 at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Statistical Supplement

The Hanover’s second quarter earnings news release and statistical supplement are available in the Investors section of the company’s Web site at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and are not guarantees of future performance. Actual results could differ materially.

In particular, statements in this press release regarding progress or on growth strategies and continued improvement, that the company’s statements in the above referenced conference call regarding expectations for the remainder of 2011 and beyond, including with respect to net written premium, new business growth, retention, the ability to achieve rate increases and maintain or improve ex-catastrophe accident year loss and expense ratios, net investment income, the potential impact of capital actions and business investments, financial strength, increasing earnings power and continually improving core earnings, the impact of product, account-based and geographic mix changes on future profitability, prior-year loss and loss adjustment expense reserve development from the company’s continuing and run-off operations, segment income, effective tax rates, weighted shares outstanding, returns on equity and statements regarding the benefits of the acquisition of Chaucer Holdings PLC (“Chaucer”), are all forward-looking statements. Statements regarding the possible impact of the current economic conditions on the company’s business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) the impact of the evolving regulatory and legal environment and (vi) those related to the integration of the Chaucer transaction and inherent in Chaucer’s business, including the adequacy of reserves and the nature of its underwriting activities.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business); the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions (such as the company’s management liability products and expansion into health care product coverages) and expansion in geographic areas; the impact of the company’s recent or future acquisitions, and expenses incurred as a result of such acquisitions; adverse loss development and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value); heightened competition (including continuing rate pressure, particularly in Commercial Lines); the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business; adverse state and federal legislation or regulation or regulatory actions; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses, including The Hanover’s former life companies; and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools, including the inherent uncertainty regarding the types of claims in such pools and the uncertainty whether the reserves would be sufficient.

Chaucer’s operations and businesses are subject to many of the same risks as the Company’s US business. In addition, as a specialist Lloyd’s insurance group, Chaucer is subject to a number of specific risk factors and uncertainties, including without limitation: its reliance on insurance and reinsurance brokers and distribution channels to distribute and market its products; its exposure to currency risks and fluctuations since a significant proportion of its business is conducted in various currencies; its obligations to maintain funds at Lloyd’s to support its underwriting activities; its risk-based capital requirement being assessed periodically by Lloyd’s and being subject to variation; its reliance on ongoing approvals from Lloyd’s, the Financial Services Authority and other regulators to conduct its business; its obligations to contribute to the Lloyd’s New Central Fund and pay levies to Lloyd’s; its ongoing ability to benefit from the overall Lloyd’s credit rating; its ongoing ability to utilize Lloyd’s trading licenses in order to underwrite business outside the United Kingdom; its ongoing exposure to levies and charges in order to underwrite at Lloyd’s; and the requirement for it to maintain deposits in the United States for US site risks it underwrites.

Non-GAAP financial measures

The Hanover uses non-GAAP financial measures as important measures of its operating performance, including total segment income, segment income after tax, segment income after-tax per share, and measures of segment income and loss ratios excluding catastrophe losses and reserve development. After-tax segment income EPS (sometimes referred to as “after-tax segment income per share”) is a non-GAAP measure. It is defined as net income (loss) excluding the after-tax impact of net realized investment gains (losses), gains and losses from the retirement of the company’s debt, and results from discontinued operations, divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 75-77.

Segment income is net income, net realized investment gains and losses and other non-operating items, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Segment income is the sum of the segment income from: Commercial Lines, Personal Lines, and Other Property and Casualty. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of segment income excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates.

Income from continuing operations is the most directly comparable GAAP measure for total segment income (and total segment income after tax) and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for net income determined in accordance with GAAP. A reconciliation of segment income to income from continuing operations and net income for the quarters ended June 30, 2011 and 2010 is set forth in the table at the end of this document and in the statistical supplement.

Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss ratios determined in accordance with GAAP.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and Chaucer Holdings PLC, based in London, and their affiliates. The Hanover offers a wide range of property and casualty products and services to businesses, individuals, and families through a select group of agents and brokers. The company is ranked among the top 25 property and casualty insurers in the United States and has been meeting its obligations to its agent partners and their customers for nearly 160 years. Through Chaucer, the company also underwrites business at Lloyds in several major insurance and reinsurance classes, balancing global marine, energy, non-marine and aviation with U.K. motor and nuclear. For more information, please visit www.hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include three Property and Casualty operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995. Reported financial results for position do not include the impact of Chaucer since the acquisition was not completed until after the end of the second quarter.

The following is a reconciliation from segment income (loss) to net income (loss) (1):

	Quarter ended June 30				Six months ended June 30
In millions, except per share amounts	2011		2010		2011		2010
	$ Amount	Per Diluted Share(2)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share(2)	$ Amount	Per Diluted Share
Property and Casualty
Commercial Lines	$(24.7)		$16.9		$(6.3)		$39.7
Personal Lines	(22.9)		(3.5)		7.2		31.0
Other Property & Casualty	0.8		1.2		2.1		1.6

Total Property and Casualty	(46.8)		14.6		3.0		72.3
Interest expense on debt	(10.8)		(11.7)		(21.2)		(21.0)

Segment income (loss)	(57.6)	$(1.27)	2.9	$0.06	(18.2)	$(0.40)	51.3	$1.09
Federal income tax benefit (expense) on segment income (loss)	19.5	0.43	(1.1)	(0.02)	6.1	0.13	(17.5)	(0.37)

Segment income (loss) after taxes	(38.1)	(0.84)	1.8	0.04	(12.1)	(0.27)	33.8	0.72
Non-Segment Items
Net realized investment gains	13.4	0.30	0.2	0.01	16.7	0.37	11.1	0.24
Gain (loss) on retirement of debt	0.3	0.01	—	—	(2.2)	(0.05)	—	—
Costs related to acquired businesses	(11.1)	(0.25)	—	—	(13.8)	(0.31)	—	—
Loss on derivative instruments	(4.7)	(0.10)	—	—	(4.7)	(0.10)	—	—
Income tax benefit (expense) on non-segment income (loss)	7.8	0.17	0.2	—	11.6	0.26	(0.5)	(0.01)

Income (loss) from continuing operations	(32.4)	(0.71)	2.2	0.05	(4.5)	(0.10)	44.4	0.95
Discontinued operations, net of taxes	0.6	0.01	0.1	—	2.0	0.04	(0.3)	(0.01)

Net income (loss)	$(31.8)	$(0.70)	$2.3	$0.05	$(2.5)	$(0.06)	$44.1	$0.94

Weighted average shares(3)		45.4		45.5		45.4		46.8

(1)

The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2)	Weighted average shares outstanding and per diluted share amounts in 2011 exclude common stock equivalents, as the impact of these instruments was anti-dilutive.